FOR IMMEDIATE RELEASE:
June 28 2011
5:00 p.m. ET

EntreMed Enters into $7.5 Million Equity Facility
And Initiates $1.1 Million Drawdown

ROCKVILLE, MD, June 28, 2011 – EntreMed, Inc. (Nasdaq: ENMD) announced today that it has entered into a standby equity distribution agreement (“SEDA”), with YA Global Master SPV Ltd. (“YA Global”), a fund managed by Yorkville Advisors, LLC (“Yorkville”).  Under the SEDA, EntreMed has the option, at its sole discretion, to sell, from time to time, up to $7.5 million of common stock to YA Global.  Concurrent with the signing of the SEDA, the Company agreed to sell shares to YA Global and will receive gross proceeds of $1.1 million on or about June 29, 2011.

Under the terms and conditions of the SEDA, the Company has the right, but not the obligation, to sell, and YA Global will be obligated to purchase, up to $7.5 million of common stock in tranches, at the Company’s sole discretion, over the course of 36 months.  The pricing of the shares for the initial drawdown and any future drawdowns will be based on 97% of the five-day trailing volume weighted average price preceding the sale of any tranche of stock.  The number of shares for the initial drawdown of $1.1 million will be determined in accordance with the SEDA and settled in shares in equal amounts over the next five weeks.

Michael M. Tarnow, EntreMed’s Executive Chairman, commented on the transaction, “At the recent American Society of Clinical Oncologists (ASCO) annual meeting, clinical investigators presented data regarding ENMD-2076 in the treatment of ovarian cancer.  The data demonstrates activity for this difficult disease.  This financing vehicle provides us with additional liquidity and the ability to move forward with our clinical development plans.  In the coming weeks we will have the final data from the current Phase II trial and we are currently evaluating our strategies for the next clinical evaluation of ENMD-2076.”

In connection with the execution of the SEDA, EntreMed paid Yorkville a one-time fee of $26,000 and issued YA Global 39,741 shares of common stock as a commitment fee.  The SEDA permits EntreMed to terminate the agreement at any time, subject to the advance notice provision, and to pursue any other financing alternatives available to the Company.   The Company intends to use the net proceeds from the initial advance, which are expected to be approximately $1.0 million after deducting the offering expenses, including fees paid to Yorkville and to Ferghana Securities, Inc., the Company’s financial advisor, for working capital.

These securities are being offered through a prospectus supplement and accompanying base prospectus pursuant to the Company’s effective shelf registration statement, previously filed and declared effective by the Securities and Exchange Commission (the “SEC”).  The prospectus supplement related to the offering will be filed with the SEC.  Copies of the final prospectus supplement and accompanying base prospectus can be obtained at the SEC’s website at www.sec.gov.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases which have been shown to play important roles in the pathology of several cancers. ENMD-2076 has shown promising activity in Phase I clinical trials in solid tumor cancers, leukemia, and multiple myeloma.  ENMD-2076 is currently in a Phase 2 trial for ovarian cancer, and preclinical and clinical activities are ongoing in assessing the compound’s applicability for other forms of cancer.

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer.  ENMD-2076 is currently in a multi-center Phase 2 study in ovarian cancer and in several Phase 1 studies in solid tumors, multiple myeloma, and leukemia.  Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the SEC.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; our reliance on a single product candidate, ENMD-2076; the volatility of our common stock; our history of losses and expectation of incurring continued losses; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; the failure to consummate a transaction to monetize our Thalomid® royalty stream for any reason, including our inability to obtain the required third-party consents; our dependence on a royalty sharing agreement based on sales of a product, Thalomid®, that we do not have control; declines in actual sales of Thalomid® resulting in materially reduced royalty payments; risks associated with our product candidates; results in preclinical models that are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials;  any lack of progress of our research and development (including the results of our clinical trials); dependence on third parties;  risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply and other risks); and our ability to compete with larger, better financed biotechnology companies that may develop new approaches to the treatment of our targeted diseases.  Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the SEC, which are available at www.sec.gov.

Company Contact:
Investor Relations
EntreMed, Inc.
240.864.2643
investorrelations@entremed.com

Media Contact:
Russo Partners, LLC
75 Ninth Avenue, 2R
New York, NY  10011
T (212) 845-4226

###